Exhibit 99.1

Neal Goldner
Investor Relations
407.206.6149
neal.goldner@mvwc.com
Ed Kinney
Corporate Communications
407.206.6278
ed.kinney@mvwc.com
Marriott Vacations Worldwide Announces Agreement to Acquire
Welk Resorts For Approximately $430 Million
ORLANDO, Fla. - January 26, 2021 - Marriott Vacations Worldwide Corporation (NYSE: VAC) (“MVW” or the “Company”) announced today that it has entered into a definitive agreement to acquire Welk Resorts (“Welk”), one of the largest independent timeshare companies in North America, for approximately $430 million, including approximately 1.4 million MVW common shares. The acquisition is expected to close early in the second quarter of 2021.
Welk opened its first vacation ownership resort in 1984 and today operates a portfolio of eight upper upscale vacation ownership resorts located primarily in highly sought-after West Coast U.S. vacation markets, with nearly 1,400 keys, 55,000 Owners and over three years of built inventory. MVW intends to rebrand all Welk resorts as Hyatt Residence Club resorts once obtaining all necessary approvals, dramatically increasing Hyatt Residence Club’s footprint while providing the Company substantial future growth opportunities.
“Welk’s premier resorts are in highly desirable vacation markets, including San Diego, Breckenridge, Lake Tahoe and Cabo San Lucas, Mexico, and will be a nice addition to our footprint,” said Stephen P. Weisz, chief executive officer of MVW. “The acquisition will expand Hyatt Residence Club’s geographic presence while providing substantial future growth opportunities. By leveraging our high-value marketing and sales channels and leveraging more efficient rental distribution channels, we expect to be able to drive higher contract sales and expand margins.”
Compelling Growth Opportunity and Margin Improvement
•Expands Hyatt Residence Club business dramatically – Upon rebranding of the Welk resorts, the acquisition will expand the number of Hyatt Residence Club resorts by 50%, increase the number of keys by nearly 90% and increase the total number of owners from approximately 33,000 currently to nearly 90,0001.
•Supports future growth potential – Welk has over three years of built inventory to support future growth, as well as co-located land available for future development.
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1 Further integration will be necessary before new or expanded access is available for legacy Welk owners to legacy Hyatt Residence Club Resorts or for legacy Hyatt Residence Club owners to legacy Welk resorts.

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•Significant margin improvement opportunity – Once integrated, the transaction will enable the Company to improve margins for the Welk business by replacing high-cost marketing with more efficient branded channels, as well as leveraging other more efficient tour channels. In addition, the Company also expects to achieve cost savings and other revenue enhancements, including improved rental margins by leveraging Hyatt’s global distribution.
“We couldn’t be more excited for our Welk Resorts owners and team members to have MVW take us to this next chapter. They share the same values of excellence which makes this the perfect pairing to build on the foundation laid by the Welk team and generations of the Welk family,” said Jon Fredricks, president and chief executive officer of Welk Resorts.
Approvals
The transaction is expected to close early in the second quarter of 2021 and is subject to the satisfaction of customary closing conditions, including regulatory approvals. Rebranding the resorts to the Hyatt Residence Club brand is subject to final approval from Hyatt Hotels Corporation or its affiliate.
Advisors
J.P. Morgan is acting as exclusive financial advisor to MVW. BakerHostetler is acting as legal advisor to MVW. Bank of America Securities is acting as exclusive financial advisor to Welk. Hogan Lovells is acting as legal advisor to Welk.
Conference Call
The Company will hold a conference call on January 26, 2021 at 8:30 a.m. ET. Participants may access the call by dialing (877) 407-8289 or (201) 689-8341 for international callers. A live webcast of the call will also be available in the Investor Relations section of the Company’s website at ir.mvwc.com. An audio replay of the conference call will be available for 30 days on the Company’s website.
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About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The company has a diverse portfolio that includes seven vacation ownership brands. It also includes exchange networks and membership programs, as well as management of other resorts and lodging properties. As a leader and innovator in the vacation industry, the company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit marriottvacationsworldwide.com.
About Hyatt Residence Club®
Hyatt Residence Club provides flexible access to global travel experiences through a diverse portfolio of boutique residential-style retreats. Set in unique destinations from Maui, Carmel and Aspen to Sedona, San Antonio and Key West, Hyatt Residence Club resorts deliver genuine Hyatt® care. For more information, please visit hyattresidenceclub.com. For nightly rentals, please visit hyatt.com.
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Note on Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements about anticipated future events and expectations that are not historical facts and the anticipated benefits of the acquisition of Welk Resorts. The Company cautions you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including, without limitation, conditions beyond our control such as the length and severity of the current COVID-19 pandemic and its effect on our operations; the effect of any governmental actions or mandated employer-paid benefits in response to the COVID-19 pandemic; the Company’s ability to manage and reduce expenditures in a low revenue environment; volatility in the economy and the credit markets, changes in supply and demand for vacation ownership, competitive conditions, the availability of additional financing when and if required, and other matters disclosed under the heading “Risk Factors” contained in the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and in subsequent SEC filings, any of which could cause actual results to differ materially from those expressed in or implied in this press release. These statements are made as of January 26, 2021 and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.